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                                                                     EXHIBIT 4.3

                AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT BETWEEN
                               ADMINISTAFF, INC.
                                      AND
                 HARRIS TRUST AND SAVINGS BANK, AS RIGHTS AGENT


                  THIS AMENDMENT NO. 1 ("Amendment No. 1") to the Rights Agreement, dated as of February 4, 1998 (the "Rights Agreement"), is by and between Administaff, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"). This Amendment No. 1 is dated as of March 9, 1998. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Rights Agreement.

                                R E C I T A L S:


                  WHEREAS, the Company and the Rights Agent have heretofore executed the Rights Agreement; and

                  WHEREAS, the Company desires to amend the Rights Agreement to revise clause (iii) of the definition of "Exempt Person" included in Section 1(p) thereof; and

                  WHEREAS, in accordance with Section 27 of the Rights Agreement the Rights Agreement may be amended without the approval of any holders of Rights;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and in accordance with Section 27 of the Rights Agreement, the parties hereby agree as follows:

                  1. Clause (iii) of the definition of "Exempt Person" included in Section 1(p) of the Rights Agreement is hereby amended, effective as of the date set forth above, by revising such clause (iii) to read in its entirety as follows:

                           "(iii) American Express Travel Related Services Company ("AXTRSC"), its Affiliates and Associates (provided that, for purposes of this sub-clause
                           (iii) only, the terms Affiliate and Associate as used with respect to AXTRSC shall not include nonemployee directors of AXTRSC or its affiliates that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent such non-employee directors are acting for their own account or for the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by



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                           them) (collectively, the "AMEX Stockholders"),
                           provided that the AMEX Stockholders shall cease to be an Exempt Person if the shares of which the AMEX Stockholders are the Beneficial Owner exceed 19.9% of the Common Stock determined on a Fully Diluted Basis at the time of calculation (the "AMEX Threshold"); provided, however, that (A) if during the term of this Agreement the AMEX Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the AMEX Stockholders are a Beneficial Owner and after giving effect to (and solely as a result of) such sale(s), transfer(s) or disposition(s) the AMEX Stockholders Beneficially Own less than 15.8% of the Common Stock on a Fully Diluted Basis, the AMEX Threshold shall be reduced to that percentage of the Common Stock of which the AMEX Stockholders are a Beneficial Owner, determined on a Fully Diluted Basis immediately after giving effect to such sale, transfer or other disposition (assuming for purposes of such calculation that after giving effect to the closing of the transactions contemplated by the Securities Purchase Agreement, dated as of January 27, 1998, as amended ("AMEX Investment Agreement"), among the Company, its subsidiaries and AXTRSC the AMEX Stockholders were the Beneficial Owner of 19.9% of the Common Stock determined on a Fully Diluted Basis), and (B) if the AMEX Threshold is reduced during the term of this Agreement to 15% or less, then the AMEX Threshold shall be 15%. As used in clause (iii) of this definition, the term "Fully Diluted Basis" means the sum, without duplication, of (i) all shares of Common Stock then outstanding (as such term is used in the definition of Beneficial Ownership in Section 1(d) hereof), (ii) shares of Common Stock issuable upon the exercise of all outstanding warrants, options and other rights to acquire Common Stock, directly or indirectly, and
                           (iii) Common Stock issuable upon conversion of all securities convertible, directly or indirectly, into Common Stock."

                  2. Except to the extent amended by this Amendment No. 1, the Rights Agreement shall continue in full force and effect.


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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed and attested, all as of the day and year first above written.

                                        ADMINISTAFF, INC.


                                        By:  /s/ Paul J. Sarvadi
                                             ----------------------------------
                                             Name:  Paul J. Sarvadi
                                             Title: President and
                                                    Chief Executive Officer


                                        HARRIS TRUST AND SAVINGS BANK,
                                             as Rights Agent


                                        By:  /s/ Lorraine Rodewald
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                                             Name:  Lorraine Rodewald
                                             Title: Assistant Vice President